UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

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AVAGO TECHNOLOGIES LIMITED

(Name of Registrant as Specified In Its Charter)

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AVAGO TECHNOLOGIES LIMITED

2013 ANNUAL GENERAL MEETING OF SHAREHOLDERS

On February 20, 2013, Avago Technologies Limited (the “Company”) filed with the Securities and Exchange Commission and mailed to its shareholders a definitive Proxy Statement (the “Proxy Statement”) for the Company’s 2013 Annual General Meeting of Shareholders (the “2013 AGM”), scheduled to be held on April 10, 2013 at 11:00 a.m. (Pacific Time) at the offices of Avago’s principal U.S. subsidiary, Avago Technologies U.S. Inc., 350 West Trimble Road, San Jose, California 95131, U.S.A.

In a press release dated February 26, 2013, the Company announced that Douglas R. Bettinger, the Company’s Senior Vice President and Chief Financial Officer, has resigned his position with the Company effective March 8, 2013. Mr. Bettinger’s departure is not related to any disagreement with the Company. Mr. Bettinger has also resigned as a proxy holder in respect of the 2013 AGM.

In connection with Mr. Bettinger’s departure, the Company announced that Anthony Maslowski, the Company’s Vice President and Corporate Controller, will serve as the Company’s interim Chief Financial Officer and interim principal financial officer, with effect from March 8, 2013, during a search for Mr. Bettinger’s replacement. Mr. Maslowski, age 52, joined the Company in 2006 as Vice President of Internal Audit. Prior to joining the Company, Mr. Maslowski served as the Chief Financial Officer for Allegro Manufacturing Pte Ltd and prior to that, he held senior finance management positions at Lam Research Corporation and Hitachi Data Systems Corporation. Mr. Maslowski holds a Bachelor of Business Administration degree from University of Michigan. As at February 26, 2013, Mr. Maslowski beneficially owned 7,500 ordinary shares of the Company (representing less than 1% of the Company’s outstanding shares), including 3,000 shares that Mr. Maslowski has the right to acquire within 60 days thereafter upon the exercise of share options.

A copy of the press release dated February 26, 2013, announcing the foregoing management changes is attached hereto as Exhibit 1.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 10, 2013:

The Proxy Statement, these Definitive Additional Materials and the Annual Report to Shareholders are available at http://phx.corporate-ir.net/phoenix.zhtml?c=203541&p=proxy.

Exhibit 1

Avago Technologies Limited Announces Departure of CFO Douglas Bettinger

SAN JOSE, Calif., and SINGAPORE – February 26, 2013 – Avago Technologies Limited

(Nasdaq: AVGO), a leading supplier of analog interface components for communications and industrial applications, today announced that after more than four years with Avago, Douglas Bettinger has resigned as Chief Financial Officer to pursue another opportunity. Anthony Maslowski, Avago’s Vice President and Corporate Controller, will serve as interim Chief Financial Officer during a search for Mr. Bettinger’s replacement. Mr. Maslowski joined Avago in 2006 as Vice President of Internal Audit. Prior to joining Avago, Mr. Maslowski served as the Chief Financial Officer for Allegro Manufacturing Pte Ltd and prior to that, he held senior finance management positions at Lam Research Corporation and Hitachi Data Systems Corporation. Mr. Maslowski holds a Bachelor of Business Administration degree from University of Michigan.

“I want to thank Doug for the many contributions he has made to Avago over the last several years, including helping to transition us from a private to a public company. He has been a key part of delivering our financial performance and establishing our relationships with the investing community. We wish him the best in his future endeavors,” said Hock Tan, Avago President and Chief Executive Officer.

Mr. Bettinger’s last day at Avago will be March 8, 2013.

About Avago Technologies Limited

Avago Technologies Limited is a leading designer, developer and global supplier of a broad range of analog semiconductor devices with a focus on III-V based products. Our product portfolio is extensive and includes thousands of products in three primary target markets: wireless communications, wired infrastructure and industrial & other.

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Contacts:

Avago Technologies Ltd.

Thomas Krause, 408-435-7400

VP Corporate Development

investor.relations@avagotech.com